SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.1)

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

CONNETICS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

Date	Thursday, May 16, 2002

Time	9:00 a.m. Pacific Time

Place	3290 West Bayshore Road, Palo Alto, California 94303

Items of Business	(1) To elect eight (8) directors to hold office until the next Annual Meeting and until their successors have been elected and qualified.
(2) To ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2002.
(3) To consider and act upon such other business as may properly come before the meeting.

Record Date	Stockholders of record at the close of business on March 22, 2002 are entitled to vote at the meeting.

Annual Report	Connetics’ 2001 annual report, which is not a part of the proxy soliciting material, is enclosed.

Proxy Voting	You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time before it is exercised at the meeting by following the instructions in the accompanying proxy statement. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE YOUR PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

By Order of the Board of Directors

Katrina J. Church
Executive Vice President, Legal Affairs
and Corporate Secretary

Palo Alto, California

April 10, 2002

YOUR VOTE IS IMPORTANT

It is important that all stockholders be represented at the Annual Meeting. Therefore, to assure your representation whether or not you plan to attend the meeting, please vote your proxy following the instructions on the proxy card. If you mail your proxy card in the United States, no postage is necessary. You may revoke your proxy at any time before the meeting. If you decide to attend the Annual Meeting and wish to vote in person, please notify the Corporate Secretary and your proxy will not be voted.

GENERAL INFORMATION
MATTERS TO BE ACTED UPON
PROPOSAL NO. 1
PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
OTHER BUSINESS
GOVERNANCE OF THE COMPANY
STOCK OWNERSHIP
EXECUTIVE COMPENSATION AND RELATED INFORMATION
STOCK PERFORMANCE GRAPH
ADDITIONAL INFORMATION

CONNETICS CORPORATION

3290 West Bayshore Road
Palo Alto, California 94303

PROXY STATEMENT

       This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Connetics Corporation for use at the Annual Meeting of Stockholders to be held on Thursday, May 16, 2002, beginning at 9:00 a.m., at 3290 West Bayshore Road, Palo Alto, California 94303 and at any postponements or adjournments of that meeting. The Board of Directors requests that you allow the proxies named in the proxy card to represent your shares at the Annual Meeting, and at any meeting following the adjournment or postponement of the Annual Meeting.

GENERAL INFORMATION

What is the purpose of the annual meeting?

      The accompanying Notice of Annual Meeting of Stockholders summarizes the specific proposals to be considered and acted upon at the meeting. Each proposal is described in more detail in this Proxy Statement.

Who is entitled to vote?

      We are first mailing these proxy materials on or about April 10, 2002 to all stockholders entitled to vote at the meeting. You are entitled to vote at the Annual Meeting if our stockholder records on March 22, 2002 (the record date) show that you owned Connetics common stock as of the close of business on such date. As of March 22, 2002, there were 30,566,234 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote for each matter properly brought before the meeting. The enclosed proxy card shows the number of shares you are entitled to vote. As of the close of business on the record date, we had approximately 176 stockholders of record.

How do I vote?

      Most stockholders have a choice of voting over the Internet, by telephone, or by using a traditional proxy card. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on May 15, 2002. You may also vote in person at the meeting, but we recommend that you vote by proxy even if you plan to attend the meeting. If you hold stock in “street name” and wish to vote at the meeting, you will need to obtain a proxy form from the institution that holds your shares.

What if I receive multiple proxy statements?

      If you are an eligible stockholder of record receiving multiple copies of our annual report and proxy statement at the same address, you can request us to send only one annual report and proxy statement to a single address. Please refer to information enclosed with your proxy materials to learn more about how to request this service.

Can I change my vote?

      You may revoke your proxy before it is voted by submitting a new proxy with a later date (including an Internet or telephone vote), by voting in person at the meeting, or by notifying our Corporate Secretary in writing at 3290 West Bayshore Road, Palo Alto, California 94303 before the meeting.

How do proxies work?

      Because many stockholders cannot attend the Annual Meeting in person, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters presented at the meeting. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director nominees. You may also vote for or against the other proposals or abstain from voting. If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director nominees and in favor of the appointment of Ernst & Young LLP as our independent auditors. If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted according to the discretion of the proxy holders.

What constitutes a quorum?

      To transact business at the meeting, there must be a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. All proxies representing shares that are entitled to vote at the meeting will be counted toward establishing a quorum, regardless of whether such proxies contain abstentions or broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner (such as your broker) does not vote on a particular proposal because you have not given the nominee voting instructions, and the nominee does not have discretionary voting power with respect to that item.

What are the Board’s recommendations?

      The Board of Directors recommends that you vote FOR each of proposals 1 and 2.

What vote is required to approve each proposal?

      All valid proxies received prior to the meeting will be voted. If you specify a choice with respect to any item by marking the appropriate box on the proxy card, the shares will be voted as you specified. If you do not specify a choice, the shares will be voted FOR each of proposals 1 and 2 and, in the proxy holders’ discretion, as to other matters that may properly come before the meeting. Broker non-votes are not considered as present or voting with respect to a matter. The inspector of election appointed for the meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

      Election of Directors. A plurality of the votes duly cast is required for the election of directors, which means the eight director nominees receiving the highest number of votes will be elected to fill the seats on the Board. Votes withheld from any director will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting, but have no other legal effect upon election of directors under Delaware law.

      Ratification of Selection of Independent Auditors. Approval of the proposal to ratify the selection of Ernst & Young LLP as our independent auditors requires the affirmative vote of the holders of a majority of shares present at the meeting, in person or by proxy, and entitled to vote. If you abstain from voting, the abstention is counted as a vote against the proposal.

MATTERS TO BE ACTED UPON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      At the meeting, the stockholders will elect eight directors to serve until the next meeting and until their successors are elected and qualified, or until they die, resign, or are removed from office. We will vote all proxies we receive FOR the nominees listed below unless the proxy includes written instructions otherwise. If any nominee is unable to or declines to serve as a director at the time of the meeting, we will vote the proxies for an additional nominee who the current Board of Directors will designate to fill the vacancy. As of the date of this proxy statement, we are not aware of any nominee who is unable or will decline to serve as director.

      All of the eight nominees are currently directors of Connetics. If additional persons are nominated for election as directors, we intend to vote all proxies received in a manner that will ensure the election of as many of the nominees listed below as possible; in such event, the proxy holder(s) will determine the specific nominees to be voted for. In any event, the proxy holders cannot vote for more than eight persons. The term of office of each person elected as a director will continue until the next Annual Meeting or until his successor has been elected and qualified.

Directors Standing for Election

      The names of the nominees and certain information about them, including their ages and principal occupations, are set forth below:

ALEXANDER E. BARKAS, PH.D.	Director Since 1993

      Dr. Barkas, 54, served as our Chairman of the Board of Directors from January 1994 to October 1995. He served as our Chief Executive Officer from January 1994 to August 1994. Dr. Barkas has been a Managing Partner of Prospect Venture Partners, a venture capital investment firm, since June 1997. He was previously a partner with Kleiner Perkins Caufield & Byers, a venture capital investment firm, from September 1991 to June 1997. Dr. Barkas serves as Chairman of the Board of Directors of Geron Corporation and as a director of several private medical technology companies.

EUGENE A. BAUER, M.D.	Director from 1993 - 1995 and Since 1996

      Dr. Bauer, 59, served as Vice President for the Stanford University Medical Center from 1997 to 2001, and as Dean of the Stanford University School of Medicine from 1995 through 2000. Dr. Bauer was a founder of Connetics. Since 1988 he has been Professor, Department of Dermatology, Stanford University School of Medicine, and was Chief of the Dermatology Service at Stanford University Hospital from 1988 to 1995. From 1982 to 1988, he was a professor at Washington University School of Medicine. He has served as Chairman of two National Institutes of Health study sections of the National Institute of Arthritis and Musculoskeletal and Skin Diseases and has served on a board of scientific counselors for the National Cancer Institute. Dr. Bauer also serves as a director of three private companies.

JOHN C. KANE	Director Since 1997

      Mr. Kane, 62, was President and Chief Operating Officer of Cardinal Health, Inc., a healthcare services provider, from March 1993 until his retirement in December 2000. Prior to joining Cardinal, Mr. Kane served in various operational and management positions at Abbott Laboratories for 19 years, most recently as President of Ross Laboratories Division. Mr. Kane is a director of Specialty Laboratories and Greif Bros. Corporation, both public companies. Mr. Kane also serves as a director for a private company and serves on several medical advisory councils and educational foundations.

THOMAS D. KILEY	Director Since 1993

      Mr. Kiley, 58, has been self-employed since 1988 as an attorney, consultant and investor. From 1980 to 1988, he was an officer of Genentech, serving variously as Vice President and General Counsel, Vice President for Legal Affairs and Vice President for Corporate Development. From 1969 to 1980, he was with the law firm of Lyon & Lyon, where he was a partner from 1975 to 1980. Mr. Kiley is also a director of Geron Corporation and CellGate, Inc., a private biotechnology company.

GLENN A. OCLASSEN	Director Since 2001

      Mr. Oclassen, 59, joined our board in January 2001, and became a part-time employee of the company in July 2001. Mr. Oclassen worked at Allergan from 1971 to 1977 where he was Director of Marketing for OTC ophthalmic products, and General Manager of the Dermatology Division. In 1977, Mr. Oclassen founded the Neutrogena Dermatologics Division of Neutrogena Corp. and served as President until 1982. In 1985, he founded Oclassen Pharmaceuticals, Inc., which was acquired by Watson Pharmaceuticals in 1997. Mr. Oclassen is also a director of Procyte Corporation.

LEON E. PANETTA	Director Since 2000

      Mr. Panetta, 63, joined our board in March 2000. Mr. Panetta is the Director along with his wife Sylvia of the Panetta Institute for Public Policy at California State University at Monterey Bay and is a member of the international advisory board of Fleishman-Hillard. From 1994 to 1997, he served as White House Chief of Staff. Before his appointment as White House Chief of Staff, Mr. Panetta served as Director of the White House Office of Management and Budget, having been confirmed by the Senate for that job on January 21, 1993. Prior to 1993, Mr. Panetta was a U.S. Representative for eight full terms. Mr. Panetta has a B.A. from Santa Clara University, and a J.D. from Santa Clara University Law School. Mr. Panetta is also a director of several private companies and not-for-profit organizations.

G. KIRK RAAB	Director Since 1995

      Mr. Raab, 66, has served as the Chairman of the Board of Directors since October 1995. From 1985 to January 1990, Mr. Raab served as President, Chief Operating Officer and a director of Genentech, Inc., and from January 1990 to July 1995, he served as Genentech’s President, Chief Executive Officer and a director. Prior to joining Genentech, Inc. in 1985, Mr. Raab was President, Chief Operating Officer, and a director of Abbott Laboratories, and before that, held executive positions with Beecham Group, A.H. Robins and Pfizer, Inc. He is also Chairman of Oxford Glycosciences UK Ltd. and a director of Applied Imaging Inc., as well as four private biotechnology companies. Mr. Raab is a Trustee Emeritus of Colgate University, an honorary fellow of Exeter College, and a member of the Chancellor’s Court of Oxford University, England.

THOMAS G. WIGGANS	Director Since 1994

      Mr. Wiggans, 50, has served as President, Chief Executive Officer and as a director of Connetics since July 1994. From February 1992 to April 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics, a biotechnology company. From 1980 to February 1992, Mr. Wiggans served in various positions at Ares-Serono Group, a pharmaceutical company, including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. From 1976 to 1980 he held various sales and marketing positions with Eli Lilly & Co., a pharmaceutical company. He is currently a director of the Biotechnology Industry Organization (BIO), and a member of its Executive Committee, and its Emerging Company Section. He is also Chairman of the Biotechnology Institute, a non-profit educational organization. He is also a director of Paladin Labs, a public Canadian pharmaceutical company, and CellExsys a private company. Mr. Wiggans received a B.S. in Pharmacy from the University of Kansas and an M.B.A. from Southern Methodist University.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      Ernst & Young LLP served as our independent auditors for the year ended December 31, 2001. The Board of Directors has selected that firm to continue in this capacity for 2002. We are asking our stockholders to ratify the selection of Ernst & Young LLP, as independent auditors to audit our accounts and records for the year ending December 31, 2002, and to perform other appropriate services. A representative of Ernst & Young LLP is expected to be present at the meeting to respond to stockholders’ questions, and if he or she so desires, will be given an opportunity to make a brief statement.

Required Vote

      Approval of the proposal to ratify the selection of Ernst & Young LLP as our independent auditors requires the affirmative vote of the holders of a majority of shares present at the meeting, in person or by proxy, and entitled to vote. If you abstain from voting, the abstention is counted as a vote against the proposal.

Recommendation of the Board of Directors

      The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP. If a majority of the shares voted at the meeting do not vote for the ratification, the Board of Directors will reconsider its selection. Under all circumstances, the Board of Directors retains the corporate authority to change the auditors at a later date.

OTHER BUSINESS

      We do not intend to present any business at the Annual Meeting that we have not described in this proxy statement. The enclosed proxy form confers discretionary authority upon the persons designated to vote the shares represented by the proxy, to vote such shares in accordance with their best judgment with respect to all matters that may come before the meeting in addition to the scheduled items of business. Examples of such matters are any shareholder proposal omitted from the proxy statement pursuant to the rules of the Securities and Exchange Commission, and matters incident to the conduct of the meeting. As of March 22, 2002, we were not aware of any other matter that may properly be presented for action at the meeting, but the enclosed proxy confers the same discretionary authority with respect to any such other matter.

GOVERNANCE OF THE COMPANY

Board Meetings and Committees

How often did the Board meet during 2001?

      Our Board of Directors held four regular meetings during the year ended December 31, 2001 and two special telephonic meetings. All current directors attended at least 75% of the total meetings of the Board and the Board Committees of which they were members during 2001.

What committees has the Board established?

      The Compensation Committee of our Board of Directors reviews and approves the compensation and benefits for our executive officers, administers our stock purchase and stock option plans and makes recommendations to the Board of Directors regarding such matters. The committee is composed of Dr. Barkas and Mr. Kane. The Compensation Committee held three meetings in 2001.

      The Audit Committee of our Board of Directors reviews the results and scope of the audit and other services provided by our independent accountants. In 2001, the Audit Committee was composed of Dr. Barkas, Mr. Kane, and Mr. Kiley. The Audit Committee held five meetings in 2001. Dr. Barkas and Messrs. Kane and Kiley are independent directors as defined in Rule 4200(a)(14) of the National Association of Securities Dealers listing standards.

      The Nominating Committee of the Board of Directors evaluates and recommends candidates to serve on our Board. The Nominating Committee will also consider nominees recommended by stockholders. Recommendations for our Annual Meeting of Stockholders to be held in 2003 must be submitted in writing to our Corporate Secretary at 3290 West Bayshore Road, Palo Alto, California 94303. Such recommendations must include the name, address and principal business occupation of the candidate for the last five years and must be received by the Corporate Secretary on or before December 11, 2002. The Nominating Committee is composed of Dr. Bauer, Mr. Raab and Mr. Wiggans. The Nominating Committee held no meetings in 2001.

How are directors compensated?

      Cash Compensation. For 2001, we paid non-employee directors an annual retainer of $15,000 when they were elected or re-elected to the Board, plus $2,000 for each Board meeting attended in person. In addition, we paid committee members $250 for each committee meeting attended in person on any day other than the date of a Board meeting. Beginning in 2002, we have modified the meeting attendance fees to $2,000 for each Board meeting attended in person, $500 for meetings attended by telephone, and $750 to committee members for each committee meeting attended in person ($250 by telephone) on any day other than the date of a Board meeting. We reimburse directors for out-of-pocket expenses they incur in connection with attending Board meetings. Effective upon re-election to the Board in May 2002, the amount of the annual fee is increased from $15,000 to $20,000. Each director may elect to receive the retainer in the form of our common stock or an option to purchase our stock.

      Stock Options. Non-employee directors automatically receive options to purchase shares of our common stock pursuant to the terms of our 1995 Directors’ Stock Option Plan. The initial option to purchase 30,000 shares of common stock (the “First Option”) is granted on the date on which the optionee first becomes a director. In each year that the director is re-elected, the director receives an option to purchase 10,000 shares of common stock (a “Subsequent Option”) if, on such date, the director has served on our Board of Directors for at least six months. Effective upon re-election to the Board in May 2002, the amount of the Subsequent Option is increased from 10,000 shares to 15,000 shares.

      The First Option is exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant. Each Subsequent Option is exercisable in full on the first anniversary of the date of grant of that Subsequent Option. The exercise price of all stock options granted under the Directors’ Plan is equal to the fair market value of our common stock on the date of grant.

      Consulting Agreements. We have consulting agreements with Dr. Bauer and Messrs. Raab and Panetta pursuant to which we pay each of them in addition to the compensation they receive as directors of Connetics. In addition, for the first half of 2001, we had a consulting agreement with Mr. Oclassen pursuant to which he provided consulting services to us in addition to serving as a director. In July 2001, we hired Mr. Oclassen as a part-time employee of Connetics, and his wages for the second half of 2001 were $50,000. Effective as of July 1, 2001, Mr. Oclassen is no longer eligible for the annual fees and stock options awarded to non-employee directors. See “Certain Relationships and Related Transactions.”

Compensation Committee Interlocks and Insider Participation

      Dr. Barkas and Mr. Kane are members of the Compensation Committee. Neither of these individuals was at any time during the year ended December 31, 2001 or at any other time an officer or employee of Connetics, except that Dr. Barkas was an officer of Connetics in 1994 and 1995, as described above.

      None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Report of the Audit Committee

      The Audit Committee oversees Connetics’ financial reporting process on behalf of the Board of Directors, and operates under a written charter adopted by the Board of Directors in June 2000. The charter sets out the functions the committee is to perform.

      The current committee members are Dr. Barkas, Mr. Kane and Mr. Kiley. At least one member meets the NASD standards of financial literacy and accounting or financial management expertise, and all of the directors who serve on the committee are “independent” for purposes of Nasdaq listing standards. That is, the Board of Directors has determined that none of us has a relationship to Connetics that may interfere with our independence from Connetics and its management. During 2001, the Audit Committee met on five occasions.

      The functions of the Audit Committee are to review and advise the Board on:

•	The adequacy of Connetics’ internal controls and financial reporting process and the reliability of the company’s financial statements;

•	The independence and performance of Connetics’ independent auditors; and

•	Connetics’ compliance with legal and regulatory requirements.

      In this context, we have met and held discussions with management and the independent auditors. Management has represented to us that Connetics’ consolidated financial statements were prepared in accordance with generally accepted accounting principles. We have reviewed and discussed the audited consolidated financial statements with management and the independent auditors, including a discussion of the quality — not just the acceptability — of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures.

      We have discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). We also discussed with Ernst & Young LLP that firm’s independence from Connetics and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committee), and have considered whether the provision of the non-audit services included below during 2001 is compatible with maintaining Ernst & Young LLP’s independence.

      We also discussed with our independent auditors the overall scope and plans for their audit. We met with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the company’s internal controls, and the overall quality of our financial reporting.

      Based on these reviews and discussions, we recommended to the Board of Directors that the audited consolidated financial statements be included in Connetics’ annual report on Form 10-K for the year ended December 31, 2001. We have also recommended to the Board that Ernst & Young LLP be appointed as our independent auditors for 2002. In making this recommendation, we have considered whether Ernst & Young LLP’s provision of services other than audit services are compatible with maintaining their independence.

      Management is responsible for Connetics’ financial reporting process including its system of internal control, and for preparing consolidated financial statements in accordance with generally accepted accounting principles. Ernst & Young LLP is responsible for auditing those financial statements as Connetics’ independent auditor. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not Connetics employees and we are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on Connetics’ financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and Ernst & Young LLP do not assure that Connetics’ financial statements are presented in accordance with generally accepted accounting principles, that the audit of Connetics’ financial statements has been carried out in accordance with generally accepted auditing standards or that Ernst & Young LLP is in fact “independent.”

Fees Billed By Ernst & Young LLP During 2001

      During 2001, Ernst & Young LLP billed Connetics $736,983 in the aggregate for professional services provided to Connetics and to Soltec Research Pty Ltd., our wholly-owned subsidiary. Those services, and the fees billed by Ernst & Young LLP for those services during 2001, are as follows:

Audit Fees: Fees for professional services for the audit of our annual financial statements and the review of the interim financial statements included in our quarterly reports on Form 10-Q totaled $250,630.

Other Audit Related Fees: Fees for all other audit services, including SEC filings, comfort letters and accounting questions, totaled $333,014.

All Other Fees: Fees for all other non-audit services rendered to us, including tax related services, total $153,339.

      Connetics did not engage Ernst & Young LLP to provide any Financial Information System Design and Implementation Fees in 2001.

Submitted by the 2001 Audit Committee:

Alexander E. Barkas
John C. Kane
Thomas D. Kiley

STOCK OWNERSHIP

Who are the largest owners of our stock, and how much stock do our directors and officers own?

      The table on the following page sets forth certain information we know with respect to the beneficial ownership of our common stock as of March 22, 2002 by (a) all persons who are beneficial owners of more than five percent or more of our common stock, (b) each director and nominee, (c) each of our executive officers named in the Summary Compensation Table, and (d) all current directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, we believe based on information furnished by them that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

		Percentage
	Number	of
	of	Shares
Name	Shares	Outstanding	Footnote(s)

Wellington Management Company, LLP	3,904,200	12.8%	(1)(2)
75 State Street Boston, Massachusetts 02109
Wellington Trust Company, NA	1,761,700	5.8%	(2)
75 State Street Boston, Massachusetts 02109

Thomas G. Wiggans	692,909	2.2%	(3)
G. Kirk Raab	601,661	1.9%	(4)

Alexander E. Barkas, Ph.D.	455,496	1.5%	(5)
John L. Higgins	307,897	1.0%	(6)

Thomas D. Kiley	193,302	*	(7)
C. Gregory Vontz	174,344	*	(8)

Glenn A. Oclassen	172,408	*	(9)
Eugene A. Bauer, M.D.	137,732	*	(10)

Katrina J. Church	131,194	*	(11)
Robert G. Lederer	90,179	*	(12)

John C. Kane	87,265	*	(13)
Leon E. Panetta	30,590	*	(14)

All directors and executive officers as a group (18 persons)	3,249,356	9.9%	(15)

*	Less than 1% based on 30,566,234 shares outstanding at March 22, 2002.

(1)	As reported on a Schedule 13G/A filed with the SEC on or about February 12, 2002. Represents 3,904,200 shares as to which Wellington Management Company, LLP has shared dispositive power, and 3,399,000 shares as to which Wellington Management Company, LLP has shared voting power with the unnamed beneficial owners, who are clients of Wellington Management Company, LLP. Includes shares held by Wellington Trust Company, NA. See Footnote 2.

(2)	These shares are also reported under Footnote 1. As reported on a Schedule 13G filed with the SEC on or about February 11, 2002. Represents 1,761,700 shares as to which Wellington Trust Company, NA has shared voting and dispositive power with the unnamed beneficial owners, who are clients of Wellington Trust Company, NA.

(3)	Mr. Wiggans’ total includes options to purchase 492,674 shares of common stock that will be exercisable on or before May 22, 2002. Also includes 10,490 shares held by Mr. Wiggans’ wife, and 14,986 shares held in trust for Mr. Wiggans’ children. Mr. Wiggans disclaims beneficial ownership of the shares held in trust.

(4)	Mr. Raab’s total includes options to purchase 534,846 shares of common stock that will be exercisable on or before May 22, 2002.

(5)	Dr. Barkas’ total includes options to purchase 40,000 shares of common stock that will be exercisable on or before May 22, 2002. Also includes 25,985 shares of common stock owned by Dr. Barkas’ wife.

(6)	Mr. Higgins’ total includes options to purchase 230,848 shares of common stock that will be exercisable on or before May 22, 2002. Also includes 250 shares of common stock held by Mr. Higgins’ wife.

(7)	Mr. Kiley’s total includes options to purchase 17,500 shares of common stock that will be exercisable on or before May 22, 2002. Also includes 72,447 shares held in the Thomas D. and Nancy L.M. Kiley Revocable Trust under Agreement dated August 7, 1981, and 10,000 shares held in The Kiley Family Partnership of which Mr. Kiley is a managing partner.

(8)	Mr. Vontz’s total includes options to purchase 159,688 shares of common stock that will be exercisable on or before May 22, 2002.

(9)	Mr. Oclassen’s total includes options to purchase 132,500 shares of common stock that will be exercisable on or before May 22, 2002. Also includes 12,750 shares held by Mr. Oclassen’s wife and 24,000 shares in an IRA account.

(10)	Dr. Bauer’s total includes options to purchase 55,000 shares of common stock that will be exercisable on or before May 22, 2002.

(11)	Ms. Church’s total includes options to purchase 110,104 shares of common stock that will be exercisable on or before May 22, 2002.

(12)	Mr. Lederer’s total includes options to purchase 86,104 shares of common stock that will be exercisable on or before May 22, 2002.

(13)	Mr. Kane’s total includes options to purchase 62,500 shares of common stock that will be exercisable on or before May 22, 2002.

(14)	Mr. Panetta’s total includes options to purchase 25,000 shares of common stock that will be exercisable on or before May 22, 2002.

(15)	See footnotes 3 through 14. The total includes options to purchase an aggregate of 2,087,556 shares of common stock that will be exercisable on or before May 22, 2002 by all of the executive officers and directors as a group.

EXECUTIVE COMPENSATION

AND RELATED INFORMATION

      The following table sets forth certain compensation that we paid during each of the three years ended December 31, 2001, to our Chief Executive Officer and four other most highly compensated executive officers during 2001 (collectively, the “Named Officers”):

Summary Compensation Table

				Long-Term Compensation

					No. of
		Annual Compensation		Restricted	Shares
				Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Award(s)($)	Options(#)	Compensation(1)

Thomas G. Wiggans(2)	2001	$420,000	$210,000	—	125,000	$73,908
President and Chief Executive Officer	2000	$400,000	$150,000	—	175,000	$6,549
	1999	$337,584	$120,000	$334,075	100,000	$2,446
C. Gregory Vontz(3)	2001	$277,880	$110,000	—	75,000	$5,663
Exec. Vice President,	2000	$235,417	$87,500	—	121,390	$2,218
Chief Operating Officer	1999	$14,567	—	—	108,610	$35,018
John L. Higgins(4)	2001	$262,500	$100,000	—	65,000	$23,355
Chief Financial Officer, Exec.	2000	$250,000	$75,000	—	90,000	$2,145
Vice President, Finance and	1999	$210,244	$56,700	—	30,000	$22,675
Corporate Development
Katrina J. Church(5)	2001	$235,200	$80,000	—	65,000	$3,067
Exec. Vice President, Legal Affairs	2000	$218,875	$61,276	—	65,000	$2,127
General Counsel and Secretary	1999	$184,012	$37,000	—	30,000	$2,155
Robert G. Lederer(6)	2001	$230,625	$61,425	—	—	$52,657
Sr. Vice President, Commercial	2000	$225,000	$69,700	—	5,000	$67,603
Operations	1999	$225,000	$33,750	—	30,000	$75,846

(1)	Except as otherwise indicated, “other compensation” represents (a) premiums paid by Connetics for group term life insurance, and (b) a company match for 401(k) contributions of $2,563 in 2001, $1,713 in 2000, and $1,773 in 1999.

(2)	“All Other Compensation” also includes the following: loan forgiveness of $67,365 in 2001; $1,666 airfare paid for Mr. Wiggans’ wife in 2000; and premiums paid on life insurance for the benefit of Mr. Wiggans’ family of $1,820 in 2001, $1,820 in 2000, and $803 in 1999.

(3)	Mr. Vontz joined Connetics in December 1999. Prior to that time he was a consultant to Connetics. “All Other Compensation” also includes $2,493 airfare paid for Mr. Vontz’s wife in 2001, and $18 in group term life and $35,000 as consultant compensation in 1999. The number of shares underlying options includes options to purchase 5,000 shares awarded to Mr. Vontz in his capacity as a consultant in December 1999, and fully vested at that time.

(4)	“All Other Compensation” also includes loan forgiveness of $19,335 in 2001 and $19,707 in 1999; and incentive travel bonus of $1,000 in 2001 and $884 in 1999.

(5)	“All Other Compensation” includes $1,711 for the 401(k) match in 2000.

(6)	“All Other Compensation” also includes the following: loan forgiveness of $29,487 in 2001, $58,521 in 2000, and $27,885 in 1999; airfare paid for Mr. Lederer’s wife of $4,358 in 2001 and $5,305 in 2000; moving expenses of $14,127 in 2001 and $43,710 in 1999; and $1,418 for the 401(k) match in 1999.

Option Information

      The following table provides certain information with respect to stock options granted to the Named Officers in 2001.

Option Grants in 2001

					Hypothetical Value at
					Grant Date Using
					Assumed
		Percentage			Annual Rates of
		of Total			Stock Price
	Number of	Options	Exercise		Appreciation(2)
	Options	Granted to	Price	Expiration
Name	Granted(1)	Employees	per Share	Date	5%	10%

Thomas G. Wiggans	125,000	10.8%	$4.563	01/02/11	$358,666	$908,931
C. Gregory Vontz	75,000	6.5%	$4.563	01/02/11	$215,200	$545,359
John L. Higgins	65,000	5.6%	$4.563	01/02/11	$186,507	$472,644
Katrina J. Church	65,000	5.6%	$4.563	01/02/11	$186,507	$472,644
Robert G. Lederer	—	N/A	N/A	N/A	N/A	N/A

(1)	These stock options generally become exercisable at a rate of one-fourth of the shares of common stock subject to the option at the end of the first twelve month period after the date of grant and monthly thereafter until the fourth anniversary of grant, as long as the optionee remains an employee with, consultant to, or director of Connetics.

(2)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with SEC rules. The hypothetical value for the options is calculated based on 5% and 10% assumed rates of annual compound stock price appreciation during the option term, as mandated by the SEC. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

      The following table provides certain information with respect to each Named Officer’s unexercised stock options at December 31, 2001. None of the Named Officers exercised stock options in 2001.

Aggregated Option Exercises in 2001

and
Option Values on December 31, 2001

	Number of Shares		Value of Unexercised
	Underlying Unexercised		in-the-Money Options
	Options at 12/31/01		at 12/31/01(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas G. Wiggans	408,819	276,042	$2,505,493	$1,644,459
C. Gregory Vontz	111,250	193,750	$514,885	$1,129,873
John L. Higgins	190,848	140,520	$1,314,520	$883,127
Katrina J. Church	76,459	118,541	$476,065	$763,140
Robert G. Lederer	71,000	33,750	$523,459	$238,719

(1)	In accordance with SEC rules, values are calculated by multiplying the number of shares times the difference between the exercise price and the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $11.90 per share, the closing price of our common stock on December 31, 2001 as reported on the Nasdaq National Market.

Certain Relationships and Related Transactions

Employment and Consulting Agreements

      We have a consulting agreement with Mr. Raab pursuant to which he serves as a director, consultant and the Chairman of our Board of Directors. Pursuant to that agreement, we paid Mr. Raab a base annual director’s fee of $200,000 in 2001. That amount has been increased to $230,000 for 2002. In addition to shares and stock options awarded to Mr. Raab as a director of Connetics, we have awarded shares and stock options to him in connection with the consulting agreement. Since 1995, in addition to awards made in connection with his service as a director, we have awarded Mr. Raab 50,000 restricted shares and granted him options to purchase 549,950 shares of our common stock with exercise prices ranging from $0.45 to $11.00 per share.

      Mr. Wiggans serves as our President and Chief Executive Officer pursuant to an employment agreement entered into in June 1994. Pursuant to that agreement, Mr. Wiggans receives an annual base salary, which is reviewed annually, and is eligible for an annual cash bonus based on consideration of his attainment of corporate goals and achievement of key milestones. The employment agreement provides for Mr. Wiggans to receive continuation of salary and benefits and continuation of vesting with respect to all of the common stock held by him for nine months following the termination of his employment from Connetics other than for cause.

      For the first half of 2001, we had a consulting agreement with Glenn Oclassen pursuant to which Mr. Oclassen provided consulting services to us in addition to serving as a director. Pursuant to that agreement, we paid Mr. Oclassen $22,000, and granted him additional stock options to purchase up to 125,000 shares of our common stock in addition to the options granted to him as a director. In July 2001, we hired Mr. Oclassen as a part-time employee of Connetics, and his wages for the second half of 2001 were $50,000. Effective as of July 1, 2001, Mr. Oclassen is no longer eligible for the annual fees and stock options awarded to non-employee directors.

      Mr. Lederer serves as an officer of Connetics pursuant to an employment agreement entered into on July 1, 1998. Pursuant to that agreement, Mr. Lederer receives an annual base salary, which is reviewed annually, and is eligible for an annual cash bonus based on consideration of attainment of corporate goals and achievement of key milestones, including corporate sales goals. The employment agreement provides for Mr. Lederer to receive continuation of salary and benefits and continuation of vesting with respect to all of the common stock held by him for six months following the termination of his employment from Connetics other than for cause.

      We have consulting agreements with Dr. Bauer and Mr. Panetta. Dr. Bauer’s agreement involves annual compensation of $60,000 and Mr. Panetta’s agreement involves annual compensation of less than $60,000.

Loans to Certain Employees and Consultants

      In 1999 Mr. Wiggans repaid two loans that had been made to him in prior years: (1) in 1996, we loaned money to Mr. Wiggans pursuant to an interest-bearing loan agreement for $225,000, secured by shares of common stock held by Mr. Wiggans; (2) in June 1994, Mr. Wiggans acquired 146,142 shares of common stock pursuant to a restricted stock purchase agreement, and we loaned him the money to purchase the shares pursuant to a Secured Loan Agreement and Promissory Note dated August 1, 1994 and payable on August 1, 1999. Mr. Wiggans surrendered existing shares as satisfaction of the loan obligation related to the purchase of these shares. As of December 31, 1999, the balance on both loans was zero. In February 2000, the Board authorized a loan to Mr. Wiggans in the amount of $250,000, at an interest rate equal to 6.2%. The loan is to be forgiven at a rate of $50,000 per year plus accrued interest, on each anniversary of the loan on which Mr. Wiggans is still employed by Connetics. As of December 31, 2001, the total balance outstanding was $211,375.

      We have loaned money to John Higgins pursuant to a Secured Loan Agreement in the amount of $18,000. On May 18, 1999, the Board of Directors forgave the loan (for a total forgiveness of $19,707) and authorized another loan to Mr. Higgins in the amount of $18,000, which was secured by shares of common stock issuable upon the exercise of vested options held by Mr. Higgins. The loan bears interest at 5.54% per year, compounded annually. On February 7, 2001, the Board of Directors forgave the loan (for a total forgiveness of $19,335), and as of December 31, 2001, the balance outstanding on loans to Mr. Higgins was zero.

      We have loaned money to Robert Lederer pursuant to a Secured Loan Agreement for an aggregate of $72,000 over a two-year period. Loans under the agreement were secured by 110,000 shares of common stock issuable upon the exercise of vested options held by Mr. Lederer. Altogether, Mr. Lederer delivered four promissory notes. The first note, in the amount of $18,000, bore interest at 5.48% per year, compounded annually, and was forgiven by the Board of Directors on July 12, 1999 (total forgiveness of $27,885). The second note, in the amount of $18,000, was entered into in February 1999, and bore interest at 6.2% per year. The third note, in the amount of $18,000, was entered into in August 1999, and bore interest at 5.43% per year. On May 10, 2000 the Board of Directors forgave the second and third notes with accrued interest and principal of $58,521.00. The fourth note, in the amount of $18,000, was entered into on January 21, 2000, and bore interest at 5.88% per year. On February 7, 2001, the Board of Directors forgave the fourth note with accrued interest and principal of $29,487. As of December 31, 2001, the balance outstanding on loans to Mr. Lederer was zero.

Other Arrangements

      We have entered into Change in Control agreements with each of our directors and executive officers and certain other key employees. The Change in Control agreements provide that in the event of a merger of Connetics and another entity or the acquisition of Connetics, all stock options held by such person will automatically vest in full (1) unless Connetics is the surviving entity after such transaction and Connetics’ stockholders immediately prior to such transaction own a majority of the outstanding securities of the surviving entity, or (2) if, as the result of such transaction, the officer or director’s position with Connetics is terminated or his or her responsibilities are adversely changed or reduced without his or her written consent.

      We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Report of the Compensation Committee on Executive Compensation

      The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report or the performance graph by reference in such filings.

      The Compensation Committee of the Board of Directors has general responsibility for establishing the compensation payable to our executive officers and has the sole and exclusive authority to administer our stock option plans under which grants may be made to such individuals.

What is our philosophy of executive officer compensation?

      Our compensation policy is designed to attract, motivate and retain the highly talented individuals Connetics needs to be a market leader in its competitive industry. The principles outlined below influence our compensation program, which consists of three key elements:

•	a base salary,

•	a performance-based cash bonus, and

•	periodic and performance-based grants of stock options.

      We believe that individual compensation should be tied to individual performance and to how well the company performs financially, so that when the company’s performance is better than our objectives, individuals should be paid more, and when the company’s performance does not meet our objectives, any incentive award payment will be at the discretion of the Compensation Committee. We also believe that the proportion of an individual’s total compensation that varies with individual and company performance objectives should increase as the individual’s business responsibilities increase.

What are the components of compensation?

      Our compensation program is designed to balance short-term and long-term financial objectives, build stockholder value, and provide incentives for individual and corporate performance. We review compensation survey data from independent sources to ensure that our total compensation program is competitive. We target compensation grades between the 50th and 75th percentiles of our comparison group. The summary below describes in more detail the factors that the Compensation Committee considers in establishing each of the three primary components of the compensation package provided the executive officers.

      Base Salary. Base salaries for our executive officers other than the Chief Executive Officer, including any annual or other adjustments, are based upon recommendation by the Chief Executive Officer, taking into account such factors as competitive survey data, level of experience, position and responsibility, a subjective assessment of the nature of the position and the contribution and experience of the officer, and the length of the officer’s service, as well as individual recommendations of executive management. Base salary is adjusted each year to take into account the individual’s performance and to maintain a competitive salary structure. Company performance does not play a significant role in the determination of base salary.

      Cash-Based Incentive Compensation. We designed the annual cash bonus component of incentive compensation to align officer pay with the short term (annual) performance of Connetics. Actual individual awards are tied to individual success in achieving designated individual goals and our success in achieving specific company-wide goals, as determined by the committee at the end of the year. For bonus-eligible employees, we developed a company-wide bonus pool. The size of the bonus pool is based upon an assessment of overall company performance as compared to budgeted fiscal year performance and the extent to which Connetics achieved its overall goals for the fiscal year. The amount of the bonus pool recommended by the Chief Executive Officer is subject to the approval of the Compensation Committee. Once the overall bonus pool is approved, senior management makes individual bonus recommendations to the Chief Executive Officer, within the limits of the pool, for eligible employees based upon an evaluation of their individual performance and contribution to Connetics’ overall performance. The Committee approves the bonuses for the Named Officers. Cash bonuses awarded to the Named Officers in 2002 based on 2001 performance are reflected in the Summary Compensation Table.

      Stock Options. We provide Connetics employees at all levels with several ways to become stockholders. We make an initial stock option grant to every employee at the time of hire, and we have programs that are intended to increase stock ownership among employees. These programs are (a) stock option plans under which we make discretionary stock option grants to employees, and (b) an employee stock purchase plan that enables employees to buy Connetics stock at a discount through payroll deductions. Our goal is to encourage each employee to act like an owner of the business. In particular, we use stock options to provide executives with incentives to maximize long-term stockholder values.

      The Compensation Committee has adopted guidelines for stock option grants, which it uses to determine stock option grants. The other factors we consider in making variable option grants include the individual’s position in Connetics, his or her performance and responsibilities, and internal comparability considerations. In addition, the Compensation Committee reviews the number of unvested option shares, and may approve periodic adjustments based upon each individual’s position with Connetics and the amount of his or her unvested options. However, the Compensation Committee does not adhere strictly to these guidelines and will vary the size of the option grant as it believes the circumstances warrant. The Compensation Committee has delegated to the Chief Executive Officer the authority to grant options to newly hired employees, provided that the grant does not exceed the ranges set forth in the stock option guidelines. Option grants during 2001 to the Named Officers are reflected in the table under “Option Grants in 2001.”

How is the Chief Executive Officer compensated?

      The Committee applied its overall compensation philosophy in setting the compensation payable during 2001 to our Chief Executive Officer, Thomas G. Wiggans. The Compensation Committee reviewed Mr. Wiggans’ compensation relative to industry comparables and his performance over the last twelve months in achieving our company goals. As a result of this review, in January 2001, Mr. Wiggans was granted a stock option to purchase 125,000 shares, as part of a number of grants made to certain of Connetics’ employees. Mr. Wiggans was also awarded a bonus in the amount of $210,000 for 2001. Mr. Wiggans’ annual base salary was set at $490,000 for 2002.

How are we addressing the Internal Revenue Code limits on deductibility of compensation?

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any year to the corporation’s Chief Executive Officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Connetics does not have a policy requiring the Committee to qualify all compensation for deductibility under this provision. The Committee’s current view is that any non-deductible amounts will be immaterial to Connetics’ financial or tax position, and that Connetics derives substantial benefits from the flexibility provided by the current system, in which the selection and quantification of performance targets are modified from year to year to reflect changing conditions. However, the Committee takes into account the net cost to Connetics in making all compensation decisions and will continue to evaluate the impact of this provision on its compensation programs.

Submitted by the 2001 Compensation Committee:

Alexander E. Barkas
John C. Kane

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total return on Connetics’ common stock with the Nasdaq Composite Index (U.S.) and the Nasdaq Pharmaceutical Index for the same period. The graph covers the period of time from December 31, 1996 through December 31, 2001. The graph assumes that $100 was invested on December 31, 1996, in each of our common stock, the Nasdaq Composite Index (U.S.) and the Nasdaq Pharmaceutical Index, and that all dividends were reinvested. It should be noted that Connetics did not pay dividends during the period indicated. Historical stock price performance is not necessarily indicative of future stock price performance.

		12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Connetics Corporation	LOGO	$100	$37	$71	$127	$55	$144

Nasdaq Composite Index (U.S.)	LOGO	$100	$122	$173	$321	$193	$153

Nasdaq Pharmaceutical Index	LOGO	$100	$103	$131	$247	$308	$262

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and any person who holds 10% or more of our common stock, to file reports of their holdings and transactions in Connetics stock with the SEC. Based on our records and other information, including a review of the copies of those reports furnished to us and written representations that no other reports were required to be filed, we believe that all filing requirements under Section 16(a) applicable to our directors and executive officers for the year ended December 31, 2001 were timely complied with, except that during 2001, Mr. Oclassen inadvertently failed to report certain purchases on a timely basis. Based solely on a review of copies of reports furnished to us, we believe that all filing requirements under Section 16(a) applicable to holders of 10% or more of our common stock for the year ended December 31, 2001 were timely complied with.

Who pays for solicitation of proxies?

      Connetics will bear the entire cost of soliciting these proxies, including the preparation, assembly, printing, handling and mailing of the proxy card and related material. We also expect to reimburse brokerage firms and other persons representing beneficial owners of shares for their actual expense in forwarding proxy material to the beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, facsimile, telegraph or personal communication by our directors, officers, regular employees or agents. These persons will receive no extra compensation for their services. We may also use an outside solicitor to assist with the solicitation of proxies. If we were to use an outside solicitor, we would pay that solicitor for its services, the cost of which is not anticipated to be material.

Can the solicitation costs be reduced?

      Eligible stockholders who have more than one account in their name or the same address as other stockholders may authorize us to discontinue mailings of multiple annual reports and proxy statements. Most stockholders can also view future annual reports and proxy statements over the Internet rather than receiving paper copies in the mail. Please refer to information enclosed in your proxy materials for more details.

Stockholder Proposals for the 2003 Annual Meeting

      Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of our stockholders by submitting their proposals to us in a timely manner. To be included in our proxy statement for the 2003 Annual Meeting, stockholder proposals must be received by us no later than December 11, 2002, and must otherwise comply with the requirements of Rule 14a-8. In addition, our bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our Corporate Secretary not less than 90 or more than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the previous year’s annual meeting of stockholders, and the notice must contain specified information concerning the matters to be brought before the meeting and the stockholder proposing such matters. Therefore, to be presented at our 2003 Annual Meeting, a proposal must be received by our Corporate Secretary after December 11, 2002 but no later than January 10, 2003.

      All notices of proposals by stockholders, whether or not to be included in our proxy materials, should be sent to Connetics Corporation, Attn: Corporate Secretary, 3290 West Bayshore Road, Palo Alto, California 94303.

Annual Report on Form 10-K

      A copy of our Annual Report on Form 10-K for the year ended December 31, 2001, without exhibits, is being distributed along with this Proxy Statement. It is also available, with exhibits, at the web site of the Securities and Exchange Commission at www.sec.gov.

* * * * * * * * * *

[CONNETICS LOGO] CONNETICS CORPORATION 3290 WEST BAYSHORE ROAD PALO ALTO, CA 94303	VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717	VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Connetics Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

The Board of Directors recommends a vote FOR each of the directors listed below and a vote FOR the other proposals. This Proxy, when properly executed, will be voted as specified below. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED BELOW AND FOR THE OTHER PROPOSALS IF NO SPECIFICATION IS MADE.	123,456,789,012.00000 CONTROL NUMBER 000000000000 ACCOUNT NUMBER 1234567890123456789 PAGE 2 OF 2

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

CONNETICS CORPORATION

02        0000000000        215377742037

1.	To elect the following directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified:				To withhold authority to vote, mark "For All Except" and write the nominee's name or number on the line below.
	01) Alexander E. Barkas, Ph.D., 02) Eugene A. Bauer, M.D., 03) John C. Kane, 04) Thomas D. Kiley, 05) Glenn A. Oclassen, 06) Leon E. Panetta, 07) G. Kirk Raab, 08) Thomas G. Wiggans	For All [ ]	Withhold All [ ]	For All Except [ ]

VOTE ON PROPOSALS

2.	To ratify the Board of Director's selection of Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ended December 31, 2002	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Please sign the name(s) appearing on each share certificate(s) over which you have voting authority.

MARK HERE FOR ADDRESS CHANGE AND NOTE ON THE REVERSE SIDE	[ ]	AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717

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Signature [PLEASE SIGN WITHIN BOX] Date	P44162	Signature [PLEASE SIGN WITHIN BOX] Date

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PROXY

CONNETICS CORPORATION

Annual Meeting of Stockholders, May 16, 2002

This Proxy is Solicited on Behalf of the Board of Directors of Connetics Corporation

     The undersigned revokes all previous proxies, and acknowledges receipt of the Notice of the 2002 Annual Meeting of Stockholders and the Proxy Statement. The undersigned hereby appoints Thomas G. Wiggans and Katrina J. Church, and each of them, as the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Connetics Corporation (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2002 Annual Meeting of Stockholders of the Company and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held at the Company's office located at 3290 West Bayshore Road, Palo Alto, California 94303, on May 16, 2002 at 9:00 a.m. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

ADDRESS CHANGES:

(If you noted any address changes above, please mark the box on the reverse side.)

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE